UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:
☐       Preliminary information statement
☐       Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

IPORUSSIA, INC.
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)         Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

IPORUSSIA, INC.
936A BEACHLAND BLVD., SUITE 13
VERO BEACH, FL 32963

November 27, 2007

To Our Stockholders:

This information statement is provided on or about November 27, 2007 by IPORUSSIA, Inc., a Delaware corporation (the “Company”), to holders of our outstanding shares of common stock as of the close of business on the record date, November 19, 2007 (the “Record Date”), pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended.  The purpose of this information statement is to inform our stockholders that our board of directors (the “Board”) has recommended and a majority of our stockholders intend to vote in favor of the following actions:

1.
To authorize a reverse split of the shares of our common stock to be effected in the next twelve months in an amount equal to 1-for-29.1069351, with special treatment for certain of the Company’s stockholders to preserve round lot stockholders; and

2.	To amend our Certificate of Incorporation to increase the authorized shares of common stock from 100,000,000 to 150,000,000.

As of November 15, 2007, we had authorized 100,000,000 shares of common stock, $.0001 par value per share, of which 98,428,703 were issued and outstanding.  Certain of our stockholders, together holding at least a majority of our outstanding shares of common stock, have agreed to vote in favor of the actions described above.  Because stockholders holding a majority of our outstanding shares of common stock have agreed to vote in favor of the proposed actions, no votes of our other stockholders are required to approve the above-referenced actions.  This information statement is being sent to you for information purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

                Very truly yours,

                                                        /s/ Kevin R. Keating
                                    Kevin R. Keating
                                    Presidentand Director

IPORUSSIA, INC.
936A BEACHLAND BLVD., SUITE 13
VERO BEACH, FL 32963

INFORMATION STATEMENT

The purpose of this information statement is to inform our stockholders that the Board has recommended and a majority of our stockholders intend to vote in favor of the following actions:

1.
To authorize a reverse split of the shares of our common stock to be effected in the next twelve months in an amount equal to 1-for-29.1069351, with special treatment for certain of the Company’s stockholders to preserve round lot stockholders; and

2.	To amend our Certificate of Incorporation to increase the authorized shares of common stock from 100,000,000 to 150,000,000.

We are mailing this information statement on or about November 27, 2007 to our stockholders of record as of the Record Date.  This information statement is being sent to you for information purposes only.  The meeting of the stockholders will take place on November 29, 2007 at 11:00 AM Eastern Time at the following location: 936A Beachland Blvd., Suite 13, Vero Beach, Florida 32963.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

STOCKHOLDERS ENTITLED TO VOTE

On November 15, 2007, the Board unanimously approved the proposed actions and recommended that such proposals be submitted for stockholder approval.

In accordance with our amended Bylaws, the Board has fixed the close of business on November 19, 2007, as the record date for determining the stockholders entitled to notice of the above noted actions.  Adoption of the proposed actions require the approval of our stockholders holding not less than a majority of our issued and outstanding common stock.  As of November 15, 2007, 98,428,703 shares of our common stock were issued and outstanding.  Each share of our common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

Certain of our stockholders, together holding at least a majority of our outstanding shares of common stock, have agreed to vote in favor of the proposed actions.  Because stockholders holding a majority of our outstanding shares of common stock have agreed to vote in favor of the proposed actions, no votes of our other stockholders are required to approve the actions described herein.  Accordingly, this information statement is being furnished to you solely to provide you with information concerning these matters in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated under that Act, including Regulation 14C.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing.  In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders.  Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTER’S RIGHT OF APPRAISAL

No action will be taken in connection with the proposed actions by the Board or the voting stockholders for which Delaware law, our amended Certificate of Incorporation or our amended Bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director has a substantial interest, either directly or indirectly, in the favorable action regarding the resolutions.

ITEM 1.  PROPOSAL FOR AUTHORIZATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK TO BE EFFECTED IN THE NEXT TWELVE MONTHS IN AN AMOUNT EQUALTO 1-FOR-29.1069351, WITH SPECIAL TREATMENT FOR CERTAIN OF THE COMPANY’S STOCKHOLDERS TO PRESERVE ROUND LOT STOCKHOLDERS.

PURPOSE FOR WHICH THE BOARD WOULD EFFECT THE REVERSE SPLIT

The Board has adopted and a majority of stockholders intend to approve a resolution authorizing the Board to effect a reverse stock split of our outstanding common stock to be effected in the next twelve months in an amount equal to 1-for-29.1069351 (“Reverse Split”). The Board has the discretion to elect, as it determines to be in the best interests of the Company and its stockholders, to effect the Reverse Split in the next twelve months.  The Board may elect not to implement the approved Reverse Split in its sole discretion.

The Board believes that it may be in the best interest of the Company to reduce the number of shares we have on the public market for our common stock.  Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community.  In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks.  The presence of these negative perceptions may adversely affect not only the pricing of our common stock but also its trading liquidity.  In addition, these perceptions may affect our ability to raise additional capital through the sale of stock or the cost of debt we may incur.  The Reverse Split will also make available a substantial number of additional authorized but unissued shares of common stock which we believe will provide increased flexibility in structuring possible future financings, in taking advantage of future business opportunities such as acquisitions, and in meeting corporate needs as they arise.

To effect the Reverse Split, we would file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware.  If the Board elects to implement the Reverse Split, the number of issued and outstanding shares of our common stock would be reduced in accordance with the exchange ratio of the Reverse Split.  Under the recapitalization, the 98,428,703 issued and outstanding shares of our common stock as of November 15, 2007 will be reverse split resulting in 3,383,446 shares of common stock being issued and outstanding after the recapitalization, assuming the Reverse Split is deemed appropriate by the Board.   The par value of our common stock would remain unchanged.  The Reverse Split would become effective upon filing the amendment to our Certificate of Incorporation with the Delaware Secretary of State.  No further action on the part of stockholders would be required to either effect or abandon the Reverse Split.  The Board reserves its right to elect not to proceed and abandon the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

SPECIAL TREATMENT OF STOCKHOLDERS HOLDING FEWER THAN 2910 (BUT AT LEAST 100) COMMON STOCK SHARES AND FRACTIONAL SHARE TREATMENT

The Company’s Board approved special treatment of stockholders of record as of the Record Date holding fewer than 2910 shares of common stock to prevent those stockholders from holding less than 100 shares after the reverse split.  The special treatment is being afforded to preserve round lot stockholders (i.e., holders owning at least 100 shares).

Accordingly, stockholders holding less than 2910 shares but at least 100 shares as of November 19, 2007, and who continue to hold such shares as of the record date of the reverse split, will receive 100 shares of common stock after the reverse split.  STOCKHOLDERS PURCHASING LESS THAN 2910 SHARES BUT AT LEAST 100 SHARES AFTER NOVEMBER 19, 2007, AND WHO CONTINUE TO HOLD SUCH SHARES AS OF THE RECORD DATE OF THE REVERSE SPLIT, SHALL NOT BE AFFORDED SPECIAL TREATEMENT.

The reverse split will not affect the common stock held by stockholders holding less than 100 shares as of the record date of the reverse split. The result of this special treatment is that an estimated 1,823 additional shares of common stock will be outstanding than if the reverse split identically affected all stockholders. This represents approximately .05% of the total number of shares of common stock outstanding after the reverse split.

No fractional shares wil be issued for any fractional share interest created by the reverse split and held by a stockholder with more than 100 shares after the reverse split; those stockholders will receive a full share of common stock for any fractional share interests created by the reverse split.

EFFECT OF THE AMENDMENT

The immediate effect of the Reverse Split would be to reduce the number of shares of our outstanding common stock and to increase the trading price of our common stock. However, the effect of any effected Reverse Split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Split or remain at an increased level for any period. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

If we implement the Reverse Split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Split by the exchange ratio, and then rounding up to the nearest whole share. We would not pay cash to each stockholder in respect of any fractional interest in a share resulting from the Reverse Split. The Reverse Split would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

Because the shares of common stock held by stockholders holding 99 or fewer shares of common stock will not be affected by the reverse split, and because stockholders holding 2910 or fewer shares of common stock but at least 100 shares of common stock as of November 19, 2007 and as of the record date of the reverse split will receive 100 shares of common stock after the reverse split, the reverse split will not increase the number of stockholders who own "odd lots" of less than 100 shares of common stock.

Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of 100 shares or more.  The Company also incurs added administrative costs for holders who only hold a few shares of common stock including transfer agent fees, stockholder mailing costs, etc.

EFFECTS ON OUTSTANDING OPTIONS AND WARRANTS

Under the terms of our outstanding options and warrants, when the Reverse Split becomes effective, the number of shares of common stock covered by each of them will be decreased and the conversion or exercise price per share will be increased in accordance with the exchange ratio deemed appropriate by the Board of the Reverse Split.

EXCHANGE OF STOCK CERTIFICATES

If the Board elects to effectuate the Reverse Split, each stockholder will be entitled to submit his or her old stock certificate (any certificate issued prior to the effective date of the Reverse Split), to our transfer agent, Corporate Stock Transfer, Inc., a Colorado corporation, 3200 Cherry Creek Drive South, Suite 430, Denver Colorado 80209, and be issued in exchange therefor, one new certificate representing one share for each 29.1069351 shares (assuming a 1-for-29.1069351 Reverse Split) reflected in the old certificates, rounded down to the nearest share.

As of the Record Date, there were approximately 88 holders of record of our common stock.

On or after the effective date of the Reverse Split, our transfer agent will mail a letter of transmittal to each stockholder.  Each stockholder will be able to obtain a certificate evidencing its post-reverse split shares by sending the transfer agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require.  Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered.  Stockholders should not forward their certificates to the transfer agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal.  The transfer agent will send each stockholder’s new stock certificate promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

CERTAIN TAX CONSEQUENCES

The following discussion summarizes certain United States federal income tax consequences to the Company and our stockholders of the Reverse Split pursuant to this proposal. This summary does not purport to be complete. It does not address all of the United States federal income tax considerations, including considerations that may be relevant to our stockholders in light of their individual circumstances or to our stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, non-U.S. stockholders, stockholders who hold shares of our common stock as part of a straddle, hedge, or conversion transaction, stockholders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, stockholders who are subject to the federal alternative minimum tax, and stockholders not holding their shares of common stock as a capital asset. This discussion also does not address any non-income tax consequences or any state, local or non-U.S. tax consequences.

No rulings from the Internal Revenue Service or opinions of counsel have been or will be requested with respect to any of the matters discussed herein and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below. The discussion below is based upon the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly on a retroactive basis. The summary does not address the tax consequences of any transaction other than the Reverse Split.

EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE SPLIT.

•
General.  Under Section 354 of the Code, a stockholder who exchanges stock or securities of a corporation solely for stock or securities of the same corporation, in a transaction that constitutes a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, generally will not recognize gain or loss on the exchange. We believe that the Reverse Split pursuant to this proposal will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. The remainder of this discussion assumes that the conversion will be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

•
Tax basis of our common stock.  The aggregate tax basis of our common stock received by our stockholders in exchange for their common stock will be the same as the aggregate tax basis of the shares of common stock surrendered in connection with the Reverse Split pursuant to this proposal.

•
Holding period of our common stock.  The holding period of our common stock received by our stockholders in exchange for their shares of common stock in connection with the Reverse Split pursuant to this proposal will include the holding period of the shares of common stock surrendered in exchange therefor.

•
Information Reporting.  Stockholders who receive shares of our common stock in connection with the Reverse Split pursuant to this proposal will be required to attach a statement to their tax returns for the year in which the conversion occurs that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in that holder’s shares of common stock surrendered in connection with the Reverse Split.

•	Tax Consequences to the Company. We will recognize neither gain nor loss by reason of the Reverse Split pursuant to this proposal.

ITEM 2.  PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 150,000,000.

PURPOSE OF THE AMENDMENT

We are increasing our authorized shares of common stock to 150,000,000 shares: (1) to allow for potential future issuances of common stock, or options, warrants, convertible debentures and other instruments exercisable for or convertible into common stock; and (2) ensure that we have sufficient authorized common stock to satisfy our obligations to issue common stock upon the exercise or conversion of options, warrants, convertible debentures and other instruments that are already outstanding.

Increasing the number of authorized shares of our common stock will enable us to issue, offer and sell additional shares of common stock in the future.  It will also enable us to grant, issue, offer and sell options, warrants, convertible debentures and other instruments exercisable for or convertible into shares of common stock in the future.  Additional authorized but unissued shares of common stock, and additional options, warrants, convertible debentures and other instruments may be issued at such times and for such consideration as the board of directors may determine to be appropriate.  These issuances may be without further authority from the Company’s stockholders, except as otherwise required by applicable corporate law or applicable stock exchange policies.

PROPOSED AMENDMENT

The proposed amendment to the Certificate of Incorporation would be effected by deleting in its entirety  the first sentence of Article SIXTH of the Certificate of Incorporation and inserting the following:

“The total number of shares of stock which the corporation shall have authority to issue shall be 151,000,000, of which 150,000,000 shares shall be common stock, par value $.0001 per share, and 1,000,000 shares shall be preferred stock, par value $.0001 per share.

The Certificate of Amendment to the Certificate of Incorporation is attached to this information statement as Exhibit A.

EFFECT OF THE AMENDMENT

The amendment will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our common stock or proportionate voting power, unless and until additional shares of common stock authorized through the amendment are issued.

The amendment will have the following effects upon the shares of our capital stock outstanding and the number of authorized and unissued shares of capital stock:

•	The number of shares of common stock owned by each stockholder will remain the same;
•	The number of shares of authorized common stock will increase to 150,000,000 shares;
•	The number of shares of authorized preferred stock will remain unchanged; and
•	The par value of the common stock will remain unchanged.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 27, 2007, (i) by each person or entity known by us to own beneficially more than five percent of our common stock, (ii) by each of our directors and nominees, (iii) by each of our executive officers and (iv) by all of our executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class
Kevin R. Keating Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer 936A Beachland Boulevard, Suite 13 Vero Beach, Florida 32963	2,000,000	.0203%
KI Equity Partners Vi, LLC[1] c/o Timothy J. Keating, Manager 5251 DTC Parkway, Suite 1090 Greenwood Village, Colorado 80111	73,684,211	74.86%
All Executive Officers and Directors as a group	2,000,000.0203%

1 Keating Investments LLC has investment and voting power with respect the securities.

CHANGE OF CONTROL

On March 8, 2007, the Company and KI Equity Partners VI, LLC (“KI Equity”) entered into the Securities Purchase Agreement to acquire 65,789,474 shares of the Company’s issued and outstanding common stock for $625,000.  After giving effect to the acquisition of the Company’s common stock, KI Equity owned in the aggregate 80.7% of the Company's issued and outstanding shares of Common Stock on a fully diluted and as-converted basis.

                                                                                                By Order of the Board of Directors,

                Very truly yours,

                                                        /s/ Kevin R. Keating
                                                        Kevin R. Keating
                                    Presidentand Director